UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report(Date of earliest event reported): April 23, 2007

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-18927 (Commission File Number)	75-2349915 (IRS Employer Identification No.)
690 East Lamar Blvd., Suite 200
Arlington, Texas 76011
(Address of principal executive offices and zip code)
(817) 265-4113
(Registrant’s telephone
number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.02 Results of Operations and Financial Condition.
     Pursuant to Item 2.02 of Form 8-K, the information contained in Item 9.01(d) and this Item 2.02 is furnished to, but not filed with, the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and, therefore, shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended.
     On April 23, 2007, the Company issued a press release announcing its financial results for the third quarter ended March 31, 2007. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
Item 2.05 Costs Associated with Exit or Disposal Activities.
     On April 23, 2007, in an effort to reduce the Company manufacturing costs, the Company’s Board of Directors agreed to cease its belt manufacturing operations at the Company’s Yoakum, Texas facility. The Company expects to conclude the majority of its manufacturing operations at Yoakum by June 30, 2007.
     The Company expects to incur severance and payroll costs, net of tax, of $0.06 to $0.08 per diluted share in the fourth quarter of fiscal 2007 related to the elimination of approximately 165 salaried and hourly positions in Yoakum. As a result of the fourth quarter severance charge, management expects full year annual earnings guidance to be impacted slightly downward. The Company now expects diluted earnings per share of $0.60-$0.64 compared to previous diluted earnings per share guidance of $0.67-$0.72.
     A copy of a press release announcing the cessation of manufacturing is attached hereto as Exhibit 99.1.
Item 8.01 Other Events.
     The Board of Directors declared a quarterly dividend of $0.04 per common share that will be payable July 20, 2007, to shareholders of record at the close of business on June 29, 2007. A copy of a press release announcing the dividend is attached hereto as Exhibit 99.1.
Item 9.01(d)Exhibits.

Exhibit 99.1	Press Release, dated April 23, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.
Date: April 23, 2007	By:	/s/ J.S.B. Jenkins
J.S.B. Jenkins
President and Chief Executive Officer

3